Exhibit 99.1

Alesco Financial Inc. Announces

Third Quarter 2007 Financial Results

Philadelphia, Pennsylvania – November 5, 2007 – Alesco Financial Inc. (NYSE: AFN) (”AFN”), a specialty finance real estate investment trust, today announced financial results for the three and nine-months ended September 30, 2007.

AFN reported Adjusted Earnings, a non-GAAP measure of performance, for the three-months ended September 30, 2007 of $18.7 million, or $0.31 per diluted common share, as compared to adjusted earnings of $0.34 per diluted common share for the three-months ended September 30, 2006. AFN reported adjusted earnings for the nine-months ended September 30, 2007 of $52.9 million, or $0.94 per diluted common share, as compared to adjusted earnings of $0.88 per diluted common share for the period from January 31, 2006 (commencement of operations) through September 30, 2006. A reconciliation of adjusted earnings to GAAP net income is included in the Adjusted Earnings section of this release.

AFN reported a GAAP net loss for the three-months ended September 30, 2007 of ($496.6) million, or ($8.36) per diluted common share, as compared to net income of $0.23 per diluted common share for the three-months ended September 30, 2006. AFN reported a GAAP net loss for the nine-months ended September 30, 2007 of ($532.0) million, or ($9.59) per diluted common share, as compared to net income of $1.31 per diluted common share for the period from January 31, 2006 through September 30, 2006. The significant loss is primarily due to a non-cash charge of approximately $521.3 million arising from write downs in the fair value of mortgage backed securities (MBS) investments held by four Kleros Real Estate CDOs which are included in AFN’s consolidated financial statements.

Adjusted Book Value and Investment Portfolio Summary

The following table summarizes AFN’s allocation of capital and Adjusted Book Value, a non-GAAP measure, as of September 30, 2007 (amounts in thousands, except share and per share data):

	Capital Invested through September 30, 2007 (A)	Cumulative Income Statement Gains/(Losses) Recorded (B)	Adjusted Capital as of September 30, 2007	% of Capital	Return on Capital (C)
TruPS investments	$220,730	$(4,517)	$216,213	35%	22.25%
Leveraged loan investments	68,100	(5,205)	62,895	11%	17.15%
Kleros Real Estate MBS investments (D)	120,000	(120,000)	—	19%	12.31%
Residential/Commercial mortgages	92,320	(5,453)	86,867	15%	1.35%
Other investments	56,391	(17,752)	38,639	9%	16.09%
Credit default swaps	—	45,243	43,755	—%	—%
Total uninvested cash (E)	72,373	—	72,373	11%	5.00%

Total capital	629,914	(107,684)	520,742	100%	14.57%
Recourse indebtedness	(188,125)	—	(188,125)		(8.59)%

Total net invested capital	$441,879	$(107,684)	$332,617		11.97%

Common shares outstanding as of September 30, 2007			59,176,082

Adjusted Book Value per share (F)			$5.62

(A)	Represents net cash invested through September 30, 2007.
(B)	Reflects cumulative gains and losses on invested capital. Excludes income earned, unrealized gains/(losses), realized losses in excess of invested capital, and other income statement amounts.
(C)	Return on capital is based on net investment income measures and is calculated by dividing (I) the sum of the net investment income plus the interest earned on restricted cash held at consolidated CDO entities, excluding the minority interest portions, for each respective asset class during the three-months ended September 30, 2007, by (II) the weighted average capital deployed (based on the amount of cash we had invested in the classes during the period) in each respective asset class during the same period. The return on capital is an annualized return. Net investment income for the residential mortgage loans asset class and the leveraged loans asset class, excluding the minority interest portions, include approximately $1.2 million and $2.2 million, respectively, of provisions for loan losses recorded during the three-months ended September 30, 2007.
(D)	Excludes $470 million of other-than-temporary impairments recorded in excess of our $120 million of capital invested in Kleros Real Estate CDOs. As of November 1, 2007, none of the Kleros Real Estate CDOs are making cash distributions to AFN. The Kleros Real Estate CDOs have all failed overcollateralization tests as a result of significant ratings agency downgrade activity. The net cash flow of the Kleros Real Estate CDOs is currently being used to pay down the most senior noteholders in each of the Kleros Real Estate CDOs. Despite the fact that each Kleros Real Estate CDO has failed overcollateralization tests, the net interest earnings of these CDOs continues to be reflected in AFN’s net investment income and taxable income.
(E)	Reduced for dividend payable at September 30, 2007.
(F)	A reconciliation of the Adjusted Book Value calculation above to book value calculated using GAAP stockholders’ deficit is included in the Adjusted Book Value section of this release.

During the three-month period ended September 30, 2007, AFN recorded other-than-temporary impairments of $521.3 million in its consolidated MBS portfolio. Additionally, during the three-month period ended September 30, 2007 AFN recorded $12.2 million of other-than-temporary impairments on other non-consolidated CDO investments that are primarily collateralized by MBS. AFN recognized other-than-temporary impairments primarily because of significant increases in the estimated cumulative default rates of the underlying collateral of the respective securities, resulting in significant decreases to the estimated future cash flows of the respective securities. Other-than-temporary impairments are recorded within impairment on investments in the consolidated statements of income.

AFN has recorded net unrealized losses on MBS in the amount of $579.7 million in accumulated other comprehensive loss as of September 30, 2007. Management determined that the unrealized losses on these debt securities resulted from volatility in interest rates and other qualitative factors relating to macro-credit conditions in the residential mortgage market. Additionally, as of September 30, 2007 management determined that the subordination levels below these MBS investments adequately protect our ability to recover our investments, and that our estimates of anticipated future cash flows from the MBS investments has not been adversely impacted by the deterioration in the creditworthiness of the specific MBS issuers.

The temporary and other-than-temporary impairments described above result primarily from Kleros Real Estate MBS investments that are financed with long-term CDO notes payable. During the nine months ended September 30, 2007, AFN has recorded $470 million of other-than-temporary impairments and $580 million of unrealized losses in excess of AFN’s $120 million economic exposure to Kleros Real Estate MBS investments. AFN’s maximum loss from Kleros Real Estate MBS investments is limited to the $120 million that AFN invested. The four Kleros Real Estate CDOs are consolidated in accordance with FIN 46R, which requires that AFN record the financial position and results of operations of the CDOs in its consolidated financial statements, without consideration that AFN’s maximum economic exposure to loss is $120 million. Upon the maturity or deconsolidation of the Kleros Real Estate CDOs, we anticipate that AFN would recognize a gain equal to the previously recognized losses in excess of $120 million.

As of September 30, 2007, we recorded an unrealized loss within other comprehensive income/(loss) of approximately $565 million on the TruPS and subordinated debentures that are consolidated in our financial statements. The unrealized change in fair value is primarily attributable to increases in credit spreads due to the recent developments in the macro credit markets, net of amounts absorbed by minority interest investors.

AFN’s CDO financing typically results in match-funding between the assets and liabilities of the CDO. Management expects that upon the adoption of SFAS No. 159 the match-funded nature of the assets and liabilities will result in changes in fair value of our assets being significantly offset by changes in fair value of our CDO notes payable liabilities. However, management is continuing to evaluate the impact that SFAS No. 159 may have on AFN’s reported financial position and results of operations.

Fair value of investments is based primarily on quoted market prices from independent pricing sources, or when quoted market prices are not available because certain securities do not actively trade in the public markets, from internal pricing models. These internal pricing models include discounted cash flow analyses developed by management using current interest rates, specific issuer information and other market data for securities without an active market. Management’s estimate of fair value requires significant management judgment and is subject to a high degree of variability based upon market conditions, the availability of specific issuer information and management’s assumptions.

Indebtedness

The following table summarizes AFN’s total indebtedness (includes recourse and non-recourse indebtedness) as of September 30, 2007:

Description	Carrying Amount	Interest Rate Terms	Current Weighted- Average Interest Rate	Average Contractual Maturity
	(dollars in thousands)
Non-recourse indebtedness:
Trust preferred obligations	471,200	5.8% to 11.1%	7.0%	January 2036
Securitized mortgage debt, net of discount	974,514	5.0% to 6.1%	5.8%	March 2017
CDO notes payable (1)	9,028,176	5.6% to 6.0%	5.9%	April 2040
Warehouse credit facilities	557,126	5.6% to 6.0%	5.7%	January 2008

Total non-recourse indebtedness	$11,031,016

Recourse indebtedness:
Junior subordinated debentures	$49,614	9.5%	9.5%	August 2036
Contingent convertible debt	140,000	7.6%	7.6%	June 2036

Total recourse indebtedness	$189,614

Total borrowings	$11,220,630

(1)	Excludes CDO notes payable purchased by the Company which are eliminated in consolidation.

Recourse indebtedness refers to indebtedness that is recourse to the general assets of AFN. As indicated in the table above, AFN’s consolidated financial statements include recourse indebtedness of $189.6 million as of September 30, 2007. Non-recourse indebtedness consists of indebtedness of consolidated VIEs (i.e. CDOs, CLOs and other securitization vehicles) which is recourse only to specific assets pledged as collateral to the lenders. The creditors of each consolidated VIE have no recourse to the general credit of AFN. AFN’s maximum exposure to economic loss as a result of its involvement with each VIE and off-balance sheet warehouse facility is the $557.5 million of capital that AFN invested in the preference shares or debt of the CDO, CLO or other types of securitization structures. None of the indebtedness shown in the table above subjects AFN to potential margin calls for additional pledges of cash or other assets.

Liquidity and Capital Markets Transactions

As of September 30, 2007, AFN’s consolidated financial statements include $91.1 million of cash and cash equivalents. This amount includes $18.8 million of cash dividends that were paid to AFN shareholders on October 1, 2007. Management has evaluated the Company’s current and forecasted liquidity and continues to monitor evolving market conditions. Future investment alternatives and operating activities will continue to be evaluated against anticipated current and longer term liquidity demands.

Subsequent to September 30, 2007, AFN has obtained long-term financing of TruPS investments through the closing of the following transaction:

•

On October 30, 2007, AFN completed “Alesco Preferred Funding XVII, Ltd.,” a CDO securitization that provides up to 30-year financing for banks or bank holding companies and insurance companies. Alesco Preferred Funding XVII, Ltd. received commitments for $372.7 million of CDO notes payable, all of which were issued to investors as of October 30, 2007. Alesco Preferred Funding XVII, Ltd. also issued $36.8 million of preference shares upon closing. AFN retained $27.6 million of common and preference shares of Alesco Preferred Funding XVII, Ltd.

Share Repurchase

On August 3, 2007, AFN’s Board of Directors approved a share repurchase plan that authorizes AFN to purchase up to $50 million of AFN common shares. Under the plan, AFN may make purchases from time to time through open market or privately negotiated transactions. The timing and exact number of shares purchased will be determined at AFN's discretion and will depend on market conditions. This plan may be modified or discontinued at any time. In August 2007, AFN utilized $2.0 million to repurchase an additional 420,800 shares of its common stock at a weighted average price of $4.64 per share.

Dividend Summary

On September 10, 2007, AFN announced a cash dividend for the quarter ended September 30, 2007 of $0.31 per common share. The dividend was paid on October 1, 2007 to shareholders of record as of the close of business on September 21, 2007.

Conference Call

As previously announced, a conference call to discuss these financial results with investors and analysts will be held on November 6, 2007 at 10:00am ET. Interested parties can access the conference call by dialing 866-831-6272 or, for those calling from overseas, 617-213-8859 a few minutes in advance of the scheduled time. A replay of the conference call will be available for two weeks at 888-286-8010, passcode 71207085.

About Alesco Financial Inc.

Alesco Financial Inc. is a specialty finance REIT headquartered in Philadelphia, Pennsylvania and trades on the New York Stock Exchange under the symbol “AFN”. Alesco Financial Inc. is externally managed by Cohen & Company Management, LLC, a subsidiary of Cohen & Company, a leading structured credit investment management firm. For more information, please visit www.alescofinancial.com.

Forward-Looking Statements

Information set forth in this release contains forward-looking statements, which involve a number of risks and uncertainties. Alesco Financial Inc. cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained or implied in the forward-looking information.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the failure of Alesco Financial Inc. to successfully execute its business plans or gain access to additional financing, the availability of additional loan portfolios for future acquisition, continued qualification as a REIT and the cost of capital. Additional factors that may affect future results are contained in Alesco’s filings with the SEC, which are available at the SEC’s web site www.sec.gov and Alesco Financial Inc.’s web site www.alescofinancial.com. Alesco Financial Inc. disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

Alesco Financial Inc.

Consolidated Statements of Income/(Loss)

(Unaudited and in thousands, except share and per share information)

	For the Three-Month Period Ended September 30, 2007	For the Three-Month Period Ended September 30, 2006	For the Nine-Month Period Ended September 30, 2007	For the period from January 31, 2006 through September 30, 2006
Net Investment Income:
Investment interest income	$194,649	$56,559	$529,299	$108,178
Investment interest expense	(168,794)	(47,413)	(462,230)	(91,641)
Provision for loan loss	(4,055)	(565)	(9,514)	(616)

Net investment income	21,800	8,581	57,555	15,921

Expenses:
Related party management compensation	4,886	2,009	12,612	4,025
General and administrative	3,113	657	8,510	1,093

Total expenses	7,999	2,666	21,122	5,118

Income before interest and other income, minority interest and taxes	13,801	5,915	36,433	10,803

Interest and other income	4,327	686	15,981	2,412
Credit default swap premiums	(1,411)	—	(1,595)	—
Realized gain/(loss) on interest rate swaps	(787)	—	2,259	7,700
Unrealized gain/(loss) on interest rate swaps	(5,654)	(675)	(2,710)	1,872
Realized and unrealized gains on credit default swaps	33,408	—	45,244	—
Gain/(loss) on free-standing derivatives	(1,659)	—	106	1,996
Impairments on investments	(535,057)	—	(609,485)	—
Realized loss on sale of assets	(11,182)	—	(15,579)	(846)
Gain on disposition of consolidated investment	10,293	—	10,293	—

Income/(loss) before minority interest and benefit/(provision) for income taxes	(493,921)	5,926	(519,053)	23,937
Minority interest	(4,467)	(2,615)	(14,164)	(5,008)

Income/(loss) before benefit/(provision) for income taxes	(498,388)	3,311	(533,217)	18,929
Benefit/(provision) for income taxes	1,784	(31)	1,174	(478)

Net income/(loss)	$(496,604)	$3,280	$(532,043)	$18,451

Earnings/(loss) per share—basic:
Basic earnings per share	$(8.36)	$0.23	$(9.59)	$1.32

Weighted-average shares outstanding—Basic	59,425,920	13,995,664	55,456,088	13,986,020

Earnings/(loss) per share—diluted:
Diluted earnings per share	$(8.36)	$0.23	$(9.59)	$1.31

Weighted-average shares outstanding—Diluted	59,425,920	14,076,162	55,456,088	14,036,308

Distributions declared per common share	$0.31	$1.17	$0.92	$1.33

Alesco Financial Inc.

Consolidated Balance Sheets

(Unaudited and in thousands, except share and per share information)

	As of September 30, 2007	As of December 31, 2006
Assets
Investments in available-for-sale securities and security-related receivables	$7,725,760	$7,942,124
Investments in residential/commercial mortgages and leveraged loans
Residential mortgages	1,068,665	1,773,147
Commercial mortgages	9,500	9,500
Leveraged corporate loans	851,157	314,077
Loan loss reserve	(11,377)	(2,130)

Total investments in residential/commercial mortgages and leveraged loans	1,917,945	2,094,594
Cash and cash equivalents	91,143	51,821
Restricted cash and warehouse deposits	173,682	349,113
Accrued interest receivable	53,564	46,654
Other assets	59,759	30,621
Deferred financing costs, net of accumulated amortization of $8,857 and $2,762, respectively	111,825	87,423

Total assets	$10,133,678	$10,602,350

Liabilities and stockholders’ equity (deficit)
Indebtedness
Repurchase agreements	$—	$3,024,269
Trust preferred obligations	471,200	273,097
Securitized mortgage debt, net of discount	974,514	—
CDO notes payable, net of discount	9,028,176	6,496,748
Warehouse credit facilities	557,126	167,158
Recourse indebtedness	189,614	20,619

Total indebtedness	11,220,630	9,981,891
Accrued interest payable	60,614	42,163
Related party payable	1,331	879
Other liabilities	93,160	50,017

Total liabilities	11,375,735	10,074,950
Minority interests	18,873	98,598

Stockholders’ equity (deficit)
Preferred shares, $0.001 par value per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common shares, $0.001 par value per share, 100,000,000 shares authorized, 60,481,915 and 54,921,971 issued and outstanding, including 1,305,833 and 193,457 unvested restricted share awards, respectively	59	55
Additional paid-in-capital	486,038	447,442
Accumulated other comprehensive loss	(1,159,091)	(14,628)
Cumulative distributions	(77,925)	(26,098)
Cumulative earnings/(loss)	(510,011)	22,031

Total stockholders’ equity (deficit)	(1,260,930)	428,802

Total liabilities and stockholders’ equity (deficit)	$10,133,678	$10,602,350

Adjusted Earnings

We define Adjusted Earnings as net income/(loss) available to common stockholders, determined in accordance with GAAP, adjusted for the following items: non-cash equity compensation, provision for loan losses, realized and unrealized (gains)/losses on investments and derivative contracts, amortization of deferred financing costs, and realized (gains)/losses on sale of capital assets, net of derivative contract gains or losses. Adjusted Earnings is a non-GAAP financial measurement and does not purport to be an alternative to net income determined in accordance with GAAP, or as a measure of operating performance or cash flows from operating activities determined in accordance with GAAP as a measure of liquidity.

Management views Adjusted Earnings as a useful and appropriate supplement to net income/(loss) and earnings/(loss) per share because it enables management to evaluate our performance without the effects of certain adjustments in accordance with GAAP that management believes may not have a direct financial impact on our current operating performance. The most significant GAAP adjustments that we exclude in determining Adjusted Earnings are realized and unrealized gains and losses on investments and derivative contracts, provisions for loan losses, non-cash equity compensation, and amortization of deferred financing costs. Each of these items is typically a non-cash charge or a measure that is not considered in determination of taxable income. As a specialty finance company that focuses on investing in TruPS, leveraged loans, residential mortgage loans and mortgage-backed securities, we record significant amortization of deferred financing costs associated with our CDO financing strategy and significant provision for loan losses associated with our leveraged loans and residential mortgage loans. Additionally, GAAP requires us to record in the income statement certain unrealized changes in the fair value of derivative contracts that hedge our indebtedness. Realized gains and losses on investments and derivative contracts and loan losses are typically not recognized for tax purposes until such time that the investments are sold or otherwise disposed of. Unrealized gains and losses on investments and derivative contracts, provisions for loan losses, non-cash equity compensation, and amortization of deferred financing costs do not affect our daily operations, but they do impact our financial results under GAAP. By measuring our performance using Adjusted Earnings and net income, we are able to evaluate how our business is currently performing both before and after giving effect to recurring GAAP adjustments such as those mentioned above and excluding gains or losses from the sale of capital assets that will no longer be part of investment portfolio.

Adjusted Earnings should not be considered as an alternative to net income/(loss) or cash flows from operating activities (each computed in accordance with GAAP). Instead, Adjusted Earnings should be reviewed in connection with net income/(loss) and cash flows from operating, investing and financing activities in our consolidated financial statements to help analyze how our business is currently performing. Adjusted Earnings and other supplemental performance measures are defined in various ways throughout the REIT industry. Investors should consider these differences when comparing our adjusted earnings to other REITs.

The table below reconciles the differences between reported net income/(loss) and Adjusted Earnings for the following periods (amounts in thousands, except share and per share information):

	For the Three-Month Period Ended September 30, 2007	For the Three-Month Period Ended September 30, 2006	For the Nine-Month Period Ended September 30, 2007	For the Period from January 31, 2006 through September 30, 2006
Net income/(loss), as reported	$(496,604)	$3,280	$(532,043)	$18,451
Add (deduct):
Provision for loan losses	3,407	281	7,827	312
Non-cash equity compensation	380	286	1,398	762
Realized and unrealized (gains)/losses on derivative contracts	(24,423)	461	(38,529)	(7,911)
Impairment on investments	535,057	—	609,500	—
Realized losses on sale of capital assets, net of realized derivative gains	11,182	—	12,051	(21)
Gain on disposition of consolidated investment	(10,293)	—	(10,293)	—
Amortization of deferred financing costs	2,063	525	5,036	824
Deferred tax benefits	(2,051)	—	(2,051)	—

Adjusted Earnings	$18,718	$4,833	$52,896	$12,417
Adjusting Earnings per share—diluted:
Diluted Adjusted Earnings per share	$0.31	$0.34	$0.94	$0.88

Weighted-average shares outstanding—Diluted	59,425,920	14,076,162	56,315,293	14,036,308

Adjusted Book Value

We define Adjusted Book Value as stockholders’ equity (deficit), determined in accordance with GAAP, adjusted for the following items: accumulated other comprehensive income (loss), permanent impairments recognized in the income statement that are in excess of our potential economic loss, deferred financing costs that we anticipate adjusting in connection with our expected adoption of SFAS No. 159, non-cash adjustments to retained earnings (i.e. accrued interest receivable and accrued interest payable, among other items). Adjusted Book Value is a non-GAAP financial measurement and does not purport to be an alternative to book value calculated using stockholders’ equity (deficit) determined in accordance with GAAP.

Management views Adjusted Book Value as a useful and appropriate supplement to financial measures calculated using GAAP amounts because it enables management to evaluate the intrinsic value of the capital invested by the Company. Adjusted Book Value should not be considered as an alternative to other performance measures calculated using amounts determined in accordance using GAAP. The most significant GAAP adjustments that we exclude in determining Adjusted Book Value are accumulated other comprehensive income (loss) and permanent impairments recognized in the income statement that are in excess of our potential economic loss. Management also excludes accumulated other comprehensive income (loss) for the following primary reasons: (1) Assets are term-financed in static pool securitization vehicles and we expect to hold the securities for a period of time to recover the value of our initial investment; and (2) We expect that upon the adoption of SFAS No. 159 the match-funded nature of the assets and liabilities will result in changes in fair value of our assets being significantly offset by changes in fair value of our CDO notes payable liabilities. Management excludes certain impairment charges that are in excess of our capital invested in these assets to provide the true economic impact of losses on our invested capital. Management also excludes certain deferred financing costs, excluding minority interest portions, which we expect to be adjusted upon the adoption of SFAS No. 159. By using Adjusted Book Value and other performance measures calculated with amounts determined in accordance with GAAP, we are able to evaluate the intrinsic value of AFN both before and after giving effect to recurring GAAP adjustments such as those mentioned above.

Adjusted Book Value and other supplemental performance measures are defined in various ways throughout the REIT industry. Investors should consider these differences when comparing our Adjusted Book Value to other REITs.

The table below reconciles the differences between reported stockholders’ deficit and Adjusted Invested Capital that is used in the numerator of the Adjusted Book Value calculation as of September 30, 2007 (amounts in thousands, except share and per share information):

As of September 30, 2007
Stockholders’ deficit, as reported	$(1,260,930)
Add (deduct):
Accumulated other comprehensive loss	1,159,091
Non-cash over-impairment on Kleros Real Estate MBS	470,345
Deferred financing costs	(47,700)
Other non-cash adjustments	11,811

Adjusted Stockholders’ Equity	$332,617
Adjusted Book Value per share:
Adjusted Book Value per share	$5.62

Common shares outstanding	59,176,082

# # #

Investors:	Media:
John Longino	Joseph Kuo
Chief Financial Officer	Kekst and Company
215-701-9687	212-521-4863
jlongino@cohenandcompany.com